 Production Building Lease Contract

Lessor:	Dongguan Diguang Electronics Science & Technology Co., Ltd.
(Hereinafter referred to as Party A)

Authorized Representative: Ge Mingbo (assistant of president)
Address: Chanshantou Hongmenshan Industry District, Dongguan
TEL: 0769-7293808 FAX: 0769-7293812 P.C.:523660

Lessee:	Dongguan Branch, Shenzhen Diguang Electronics Co.
(Hereinafter referred to as Party B)

Authority Representative: Song Hong (vice president)
Address: chanshantou Hongmenshan Industry District, Dongguan
TEL: 0769-7293805 FAX: 0769-7293805 P.C.:523660

Pursuant to the related regulations and laws, Party A and Party B have reached the agreement through amicable consultation as follows:

Article 1: location, Area, Purpose and Use

1.1 Party A will lease the production building (“Lease Material”) of Part A, which is located at Dongguan Chanshantou Hongmenshan Industry District, to Party B for use. It has confirmed by both sides that the area of Leas Material accounts for 40,000 square meters.

1.2 The Lease Material is performed as the production building for the fixed use of Party B. The approval in writing will have to be made by Party A If Party B intends to change this function, for which all the expenses to be required and paid in terms of formalities required in the governmental regulations will be born by Party B on his own.

1.3The Lease Material is taken in the fixed form, which is under control of Party B.

Article 2: Term of Lease

2.1 Term of lease: 5 years, namely, from February 1st 2005 to January 31st 2010

2.2 In tow months prior to the expiration date of the lease, the request should be put forward for the approval of Party A. After the same approval, Party A and Party B will execute a new lease contract for the relevant lease issues. At the same lease condition, Party B will take a priority.

Article 3: Handover of Rental and Lease Material

3.1 The lease term from February 1st 2005 to April 31st 2005 is the period free of rent. The rent from May 1st 2005 to July 31st 2005 will be assumed by Shenzhen Diguang Electronics Co. Limited. Starting with August 1st 2005, the rent will be undertaken by Dongguan Branch, Shenzhen Diguang Electronics Co. Limited.

3.2 Within15 days from effective date of this lease contract, Party A will hand over to Party B the current Lease Material and Party B will agree to lease the same Lease Material.

Article 4: Lease Expenses

4.1 Lease Deposit

The lease deposit is 3 times as much as the rent for the first month, namely, RMB1.14million.

4.2 rent

RMB950,000/M2 will be taken as the rent per month in the 1st and 2nd years including the maintenance fees, totaling up to RMB380,000/per month. In the term from the 3rd to 5th years the rent will be based on RMB380,000/per month, which can be adjusted with the prevailing market price.

4.3 Power Increase Capacity Fee and Electricity Fee

Party A will undertake to deal with the formalities of power increase capacity, however, all the expenses to occur for the same formalities will be taken by Party B. The electricity fees to be used for all the production areas will be assumed by Party B.

Article 5: Payment of Rent

5.1 Party B will disburse RMB1.14million (deposit) to Party A in lump sum as of March 31st 2006. As of the expiration of the lease term, Party will unconditionally return the deposit to Party B within 15 days after all the due rent and expenses have been paid up to Party A and the Lease Material has been returned to Party A with the stipulated obligations in the contract completely fulfilled by Party B.

5.2 Party B will pay for the monthly rent to Party A on or as of the date of the 30th as well as remit the same rent to the following band account appointed by Party A or the payment will be made upon the other means that is approved by both parties in writing.

If the overdue payment is made on the rent, Party B will disburse the demurrage to Party A, which comes to Late Days × 0.1% (of the total arrear rent).

5.3 Party B will disburse the maintenance fee to Party A on or as of the date the 30th every month in accordance with Article 4.3 of the contract. If the overdue payment is made, Party B will disburse the demurrage to Party A, which comes to Late Days × 0.1% (of the total arrear amount of maintenance fee).

5.4 After execution of the contract, Party A will go through the related formalities on the power increase capacity, for which the expenses, but not limited to the same increase capacity, will be borne by Party B. Party B will pay for the same expenses to Party A during the ongoing formalities that is handled by Party A.

Article 6: lease Transfer

6.1 During the lease period, if Party A transfers all or part of the Lease Material, Party A should ensure that Lessee can continue to fulfill the contract. At the same condition, Party B will take a priority.

Article 7: Special Facilities, Maintenance of Site

7.1 During the lease period, Party B will have the special right to use the facilities attached for the Lease Material. Party B will take responsibility for the maintenance, upkeep and annual check for the special facilities of the Lease Material as well as ensure that the special facilities will work properly, which are returned to Party B with the Lease Material at the expiration of the contract, for which Party A will have the right to make the inspection and supervision.

7.2 Party B will be responsible for the proper use and maintenance of the attachments of the Lease Material, and eliminate in time the various possible faults and dangers so as to avoid all the possible hidden troubles.

7.3 In the lease term, Party B will repair or recover the damages, which could happen due to the mal-operation by Party B, the expenses will be taken by Party B.

Article 8: Safety of Fireproofing

8.1 In the lease term, Party B must abide by the relevant regulations (Fireproofing Rules of P.R.China) and make the active coordination with Party A for the good fireproofing work, otherwise, all the responsibilities to be caused thereof will be taken by Party B.

8.2 Party B will provide the fire extinguishers in the Lease Material pursuant to the relevant regulations and it is forbidden to use the fire protection facilities in the building for the other purposes.

8.3 Party B will be all in charge of the safety of fireproofing in the Lease Material pursuant to the related regulations from the fire protection department. Party A will have the right to check the fireproofing safety in the Lease Material at the reasonable time fixed by both sides, for which the prior notice in writing should be issued to Party B, which is not allowed to be refused or delayed without reason by Party B.

Article 9: liability of insurance

In the lease term, Party A will be in charge of the insurance purchase for the Lease Material and Party B will be in charge of the insurance purchase for the property and the others in the Lease Material including the liability insurance. If both parties do not buy the insurances as above, the compensation and liabilities to be caused will be separately taken by both parties.

Article 10: Management of Maintenance and Repair

10.1 At the expiration of the lease term or the advance termination of the contract, Party B will return the Lease Material to Party A with the building cleaned and the move completed as of the date of the expiration or by the date of the advance termination. If the Lease Material is handed over by Party B without the litters’ clearance, then, Party B will assume the expenses that are used for clearing the litters from Party A.

10.2 For the use of the Lease Material, Party B must abide by the laws, regulations that are issued both from P.R.China or the local government as well as the relevant rules that are stipulated on the maintenance and repair from Party A, otherwise, Party B will assume the responsibility concerned. If Party B the other users cannot make the normal operation around the buildings due to the mal-operation against the above that is made by Party B, all the loss to occur will be compensated for by Party B.

Article 11: Decoration

11.1 In the lease term, if Party B intends to do the decoration and renovation, the same design plans will have to be provided to Party A for approval.

If the same plans could affect the public utilities and the other neighboring users, Party A may oppose the same plan, for which Party B will make the modification. The expenses for the same will be borne by Party B.

11.2 If the plan could affect the main structure of the Lease Material, the same plan cannot be carried out until the approval is given from Party A and the original designing department in writing.

Article 12: Advance Termination of Contract

12.1 In the lease term, if Party B owes Party A the rent or the maintenance fees for more than three months, Party B will make the outstanding payment within five days upon the written arrear notice issued by Party A. Party A will have the right to stop Party B using the relevant facilities in the Lease Material, for which all the loss to be caused will be borne by Party A including, but not limited to, the loss from Party B and re-lessee.

If Party B owes the rent or the maintenance fee for more than two months, Party A will have the right to terminate the contract in advance and act in accordance with Article 2. Party A may send fax or a letter to Party B to notify that the contract automatically terminates. Party A will have the right to retain the property of Party B in the Lease Material (including the property of re-lessee), and after 5 days upon the written notice for the contract termination, Party A will make the application for the auction on the retained property to offset all the expenses occurred due to the lease, which should have been paid by Party B.

12.2 Party B cannot terminate the contract in advance unless it is approved by Party A. If Party B really intends to terminate the contract in advance, it should be done for Party B to notify Party A in writing three months in advance, and the end of the engagement cannot be fulfilled unless the following procedures are finalized:

a) Return the Lease Material to Party A. b) Pay up the rent that happened in the lease term and the other expenses occurred in the contract. c) Make the payment before the termination of the contract or as of the date prior to the same termination as the compensation that is equivalent to certain times as much as the rent disbursed to Party A. Within 5 days after the above obligations are completed, Party A will return the lease deposit (with no interest) of Party B to Party B.

Article 13: Dismissal of Obligation

13.1 If Party A cannot continue to fulfill the contract due to the modifications made from the government in the laws and regulations in terms of the lease aspects, the performance will be made pursuant to Article 2.

13.2 If the contract cannot be fulfilled by any of the parties due to war, serious natural disaster or Force Majeure, the party in Force Majeure should send an email or fax to notify the other party immediately and within 30 days produce the certificates to indicate that the contract or part of it cannot be fulfilled or postponed, which should be issued from the notarization department in Force Majeure area, if it is impossible to get it, the other authoritative certificate should be offered. The party in Force Majeure is free of obligation.

Article 14: Termination of Contract
Upon the advance termination of the contract or the expiration of the contract, if both parties do not reach the renewing agreement, then, Party B should leave the Lease Material prior to the date of the termination or expiration of the contract and return it to Party A. Party B should pay the double rent to Party A if Party B does not leave or return the Lease Material beyond the fixed time. But when notifying Party Party A will have the right to notify Party B in writing that when the notice is not acceptable by Party B, Party A has the right to acquire the double rent and take back the Lease Material and forcibly to evacuate the goods out of the lease Material without any responsibility for cares.

Article 15: Tax and Expenses

According to the relevant regulations and rules from the state and Dongguan, Guangdong Province, Party A (Lessor) and Party B (lessee) will respectively take the expenses such as the stamp tax, registration fee, notarization fee and the others to be levied in connection with the contract. Party A will handle the registration.

Article 16: Notice

All the notice and request, etc. from the contract and the documents from Party A to Party B and vice versa should be given in writing. The letters and faxes from Party A to Party B and vice versa will be deemed delivered once it is sent, and it is also deemed delivered that the registered mail is received as per the contract address or the mail is deliver by a special person.

Article 17: Applicable Law

17.1 If there is any dispute in the implementation of this contract, both parties will make a solution through amicable consultation. In case the agreement cannot be reached, the dispute will be submitted for the arbitration. Both sides unanimously agree that the arbitration will be judged at Shenzhen Branch, China International Economy & Trade Arbitration Committee.

17.2 This contract is governed and construed in the laws of the Peoples’ Republic of China.

Article 18: Miscellaneous

18.1 For the outstanding matters, the separate agreement can be executed after the consultation by both parties.

18.2 There will be two copies of originals of this contract, one for each party.

Article 19: Effectiveness of Contract

This contract will come into the execution with the signature and stamp.

Party A (stamp):
Authorized representative (signature):

Party B (stamp):
Authorized representative (signature):